EXHIBIT 3.3

ARTICLES OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF
VICON INDUSTRIES, INC.

Under Section 805 of the Business Corporation Law

The undersigned, being the Chief Executive Officer of Vicon Industries, Inc. (the “Corporation”), hereby certifies that:

1. The name of the Corporation is Vicon Industries, Inc.

2. The Certificate of Incorporation of the Corporation was filed with the Department of State of the State of New York on October 4, 1967.

3. The Certificate of Incorporation is hereby amended to (i) increase the number of authorized shares of the Corporation’s common stock from 25 million shares to 75 million shares, (ii) provide for five million shares of “blank check” preferred stock, and (iii) permit action by written consent of the shareholders of the Corporation holding the number of shares of capital stock that would be required to approve such action at a meeting of shareholders.

4. To effect the foregoing amendments:

(a) Paragraph Fifth of the Certificate of Incorporation is amended and restated to read in its entirety as follows

“Fifth: The aggregate number of shares which the Corporation shall have the authority to issue, which shares shall not have preemptive rights, is 75,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”).

The Board Of Directors of the Corporation is hereby expressly authorized to provide for the issue of all of any of the remaining unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, and such designation, relative rights, preferences and limitations thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares of Preferred Stock.”

(b)       a new Paragraph Eighth is hereby added to the Certificate of Incorporation following Paragraph Seventh thereof, which shall read in its entirety as follows:

“Eighth: Any action permitted to be taken by the shareholders of the Corporation may be taken without a meeting by written consent, signed by not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which the holders of all shares entitled to vote thereon were present and voted.”

5. The amendments to the Certificate of Incorporation effected hereby were authorized by vote of the Board of Directors of the Corporation and by the affirmative vote of the holders of the requisite number of outstanding shares of common stock of the Corporation entitled to vote thereon at a meeting of the shareholders.

IN WITNESS WHEREOF, the undersigned has signed this Certificate this 20th day of November, 2018.

/s/ Saagar Govil
Saagar Govil
Chief Executive Officer